Exhibit 10.3

CARMIKE CINEMAS, INC.

2004 INCENTIVE STOCK PLAN

STOCK GRANT CERTIFICATE

This Stock Grant Certificate evidences a Stock Grant made pursuant to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan of 50,000 shares of restricted Stock to S. DAVID PASSMAN III, who shall be referred to as “Executive”. This Stock Grant is granted effective as of June 4, 2009, which shall be referred to as the “Grant Date.”

CARMIKE CINEMAS, INC.

By:
Senior Vice President

Date:	June 4, 2009

TERMS AND CONDITIONS

§ 1. Plan and Stock Grant Certificate. This Stock Grant is subject to all of the terms and conditions set forth in this Stock Grant Certificate and in the Plan. If a determination is made that any term or condition set forth in this Stock Grant Certificate is inconsistent with the Plan, the Plan shall control. All of the capitalized terms not otherwise defined in this Stock Grant Certificate shall have the same meaning in this Stock Grant Certificate as in the Plan. A copy of the Plan will be made available to Executive upon written request to the Chief Financial Officer of Carmike.

§ 2. Stockholder Status. Executive shall have the right under this Stock Grant to receive ordinary cash dividends on all of the shares of Stock subject to this Stock Grant and to vote such shares until Executive ‘s right to such shares is forfeited or becomes nonforfeitable. If Executive forfeits his shares under § 3, Executive shall at the same time forfeit Executive ‘s right to vote such shares and to receive ordinary cash dividends paid with respect to such shares. Any extraordinary cash dividends and any Stock dividends or other distributions of property made with respect to shares of Stock that remain subject to forfeiture under § 3 shall be held by Carmike, and Executive’s rights to receive such dividends or other property shall be forfeited or shall be nonforfeitable at the same time the shares of Stock with respect to which the dividends or other property are attributable are forfeited or become nonforfeitable. Except for the rights to receive ordinary cash dividends and vote the shares of Stock subject to this Stock Grant which are described in this § 2, Executive shall have no rights as a stockholder with respect to such shares of Stock until Executive’s interest in such shares has become nonforfeitable.

§ 3. Vesting and Forfeiture.

(a)	Vesting. Subject to § 3(b) and § 3(c):

(i)	If Executive remains continuously employed by Carmike until June 4, 2010, Executive’s interest in 16,667 shares of the Stock subject to this Stock Grant shall become nonforfeitable as of June 4, 2010;

(ii)	If Executive remains continuously employed by Carmike until June 4, 2011, Executive’s interest in 16,667 shares of the Stock subject to this Stock Grant shall become nonforfeitable as of June 4, 2011; and

(iii)	If Executive remains continuously employed by Carmike until June 4, 2012, Executive’s interest in 16,666 shares of the Stock subject to this Stock Grant shall become nonforfeitable as of June 4, 2012.

(b)	Other Vesting Provisions.

(i)	Without Cause and Good Reason. If Carmike at any time terminates Executive’s employment without Cause (as defined in the Employment Agreement between Carmike and the Executive, dated as of June 4, 2009 (the “Employment Agreement”)) or if Executive resigns during his Protection Period (as defined in the Employment Agreement) for Good Reason (as defined in the Employment Agreement), then his interest in the shares of Stock subject to this Stock Grant shall immediately become non-forfeitable.

(ii)	Death or Disability. If Executive’s employment terminates during the Term (as defined in the Employment Agreement) as a result of his death or Disability (as defined in the Employment Agreement), then his interest in the shares of Stock subject to this Stock Grant shall immediately become non-forfeitable.

(c)	Forfeiture. If Executive’s employment with Carmike terminates for any reason (other than a reason described in § 3(b)(i) or § 3(b)(ii)) before his interest in the shares of Stock subject to this Stock Grant have become nonforfeitable under § 3(a), the Executive shall forfeit all such shares of Stock subject to this Stock Grant which have become nonforfeitable under § 3(a).

§ 4. Stock Certificates. Carmike shall issue a stock certificate for the shares of Stock subject to this Stock Grant in the name of Executive upon Executive’s execution of the irrevocable stock power in favor of Carmike attached as Exhibit A. The General Counsel of Carmike shall hold such stock certificate representing such shares and any distributions made with respect to such shares (other than ordinary cash dividends) until such time as Executive’s interest in such shares has become nonforfeitable or has been forfeited. As soon as practicable after the date as of which Executive’s interest in any shares becomes nonforfeitable under § 3(a), Carmike shall issue to Executive a stock certificate reflecting the shares in which his or her interest has become nonforfeitable on such date (together with any distributions made with respect to the shares that have been held by Carmike). If shares of Stock are forfeited, such shares (together with any distributions made with respect to such shares that have been held by Carmike) automatically shall revert back to Carmike.

§ 5. Nontransferable. No rights granted under this Stock Grant Certificate shall be transferable by Executive.

§ 6. Other Laws. Carmike shall have the right to refuse to transfer shares of Stock subject to this Stock Grant to Executive if Carmike acting in its absolute discretion determines that the transfer of such shares is (in the opinion of Carmike’s legal counsel) likely to violate any applicable law or regulation.

§ 7. No Right to Continue Employment or Service. Neither the Plan, this Stock Grant Certificate, nor any related material shall give Executive the right to continue in the employment or other service of Carmike or shall adversely affect Carmike’s right to terminate Executive’s employment with or without Cause at any time.

§ 8. Governing Law. The Plan and this Stock Grant Certificate shall be governed by the laws of the State of Delaware.

§ 9. Binding Effect. This Stock Grant Certificate shall be binding upon Carmike and Executive and their respective heirs, executors, administrators and successors.

§ 10. Headings and Sections. The headings contained in this Stock Grant Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stock Grant Certificate. All references to sections in this Stock Grant Certificate shall be to sections of this Stock Grant Certificate unless otherwise expressly stated as part of such reference.

Exhibit A

IRREVOCABLE STOCK POWER

As a condition to the issuance to the undersigned of a stock certificate for the 50,000 shares of Stock which were granted to the undersigned as a Stock Grant under the Carmike Cinemas, Inc. 2004 Incentive Stock Plan in the Stock Grant Certificate as of June 4, 2009, the undersigned hereby executes this Irrevocable Stock Power in order to sell, assign and transfer to Carmike Cinemas, Inc. the shares of Stock subject to such Stock Grant for purposes of effecting any forfeiture called for under § 3 of the Stock Grant Certificate and does hereby irrevocably give Carmike Cinemas, Inc. the power (without any further action on the part of the undersigned) to transfer such shares of Stock on its books and records back to Carmike Cinemas, Inc. to effect any such forfeiture. This Irrevocable Stock Power shall expire automatically with respect to the shares of Stock on the date such shares of Stock are no longer subject to forfeiture under § 3 of such Stock Grant Certificate.

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